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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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MOSSIMO, INC.
(Name of Registrant as Specified in its Charter)

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MOSSIMO, INC.
2016 Broadway
Santa Monica, California 90404

INFORMATION STATEMENT

October 7, 2002

        This Information Statement is furnished by the Board of Directors of Mossimo, Inc., a Delaware corporation (the "Company"). The purpose of this Information Statement is to inform stockholders that the action described below, will be taken by the Company pursuant to approval by the Board of Directors and by written consent of the holders of two-thirds of the outstanding shares of the Company's common stock on the record date for such action.

        The Board of Directors of the Company has decided it is in the best interests of the Company to amend the Mossimo Bonus Plan ("Mossimo Plan") upon the terms described in this Information Statement.

        THE COMPANY IS NOT ASKING YOU FOR A PROXY OR A CONSENT AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY OR A CONSENT.

        This Information Statement is first being mailed to stockholders of the Company on or about October 7, 2002.

        In accordance with the Company's Certificate of Incorporation, stockholder action may be taken by written consent provided, however, that any such action receives the consent of stockholders owning in excess of two-thirds of the issued outstanding shares of the Company's common stock. The affirmative vote of the holders of two-thirds of the shares of common stock was therefore required to approve the above corporate action.

        Our Board of Directors fixed the close of business on September 15, 2002 as the record date for the determination of stockholders entitled to vote on the action described above. On September 15, 2002 there were 15,477,042 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

        In accordance with the regulations under the Securities Exchange Act of 1934, as amended, the authorization to effect the above corporate action by the Board of Directors and the stockholders will not become effective until 20 days after we have mailed this Information Statement to our stockholders of record as at September 15, 2002.

        The Company received the required written consents on September 30, 2002 whereupon the holders of two-thirds, of the shares of common stock approved the above corporate action in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws, as currently in effect. The Company was not and is not soliciting the proxies or consents of stockholders to approve the corporate actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of September 15, 2002, with respect to common stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each director of the Company, (iii) each executive officer and (iv) all current directors and executive officers of the Company as a group.

        The number and percentage of shares beneficially owned is based on 15,477,042 shares outstanding as of September 15, 2002, the record date. Beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

NAME	TOTAL NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF SHARES OF COMMON STOCK
Mossimo G. Giannulli, Chairman of the Board and Chief Executive Officer	10,372,222	67.02%
Pequot Capital Management, Inc. 500 Nyala Rd. Westport, CT 06880	1,150,000	7.43%
Edwin H. Lewis, Vice-Chairman of the Board And President	—
Gia Castrogiovanni, Chief Operations Officer	162,500(1)	1.03%
William R. Halford, Director	36,000(2)	*
Manny Marrow, Chief Financial Officer	—
Robert Martini, Director	70,000(3)	*
Brett White, Director	—
All current directors and executive officers as a group (6 persons)	10,640,722(4)	67.58%

*
Less than on percent

(1)
Represents 162,500 shares of common stock underlying options exercisable within sixty days of September 15, 2002.

(2)
Represents 36,000 shares of common stock underlying options exercisable within sixty days of September 15, 2002.

(3)
Includes 70,000 shares of common stock underlying options exercisable within sixty days of September 15, 2002.

(4)
Represents 268,500 shares of common stock underlying options exercisable within sixty days of September 15, 2002.

AMENDMENT TO THE MOSSIMO GIANNULLI BONUS PLAN

General

        On April 25, 2002, the Company and Mr. Giannulli amended Mr. Giannalli's employment agreement, effective February 1, 2002. Pursuant to this amendment, Mr. Giannulli was no longer be entitled to the any bonus under the prior bonus provision contained in his employment agreement for any period beginning on or after February 1, 2002 and Mr. Giannulli was instead entitled to participate in The Mossimo Giannulli Bonus Plan (the "Bonus Plan").

        The Bonus Plan was approved by the Company's Board of Directors and, on June 3, 2002, the Company's stockholders at the Company's Annual Meeting. The Bonus Plan, as adopted, was designed to provide Mr. Giannulli with bonus compensation for the accomplishment of specific pre-established financial performance objectives by the Company, such performance objectives to be determined by the Compensation Committee of the Board of Directors (the "Committee"). Bonuses awarded to Mr. Giannulli under the Bonus Plan are intended to be "qualified performance-based compensation" under Section 162(m) and the rules promulgated thereunder of the 1986 Internal Revenue Code, as amended ("Section 162(m)"). In general, Section 162(m) imposes a limit on corporate tax deductions for compensation in excess of $1 million per year paid by a public company to its Chief Executive Officer or any of the next four highest paid executive officers. An exception to this $1 million limitation is provided for "qualified performance-based compensation" that satisfies certain conditions, including stockholder approval.

        The following is a description of the material provisions of the Bonus Plan.

Purpose of the Plan

        The Bonus Plan was designed to provide Mr. Giannulli with bonus compensation for the accomplishment of specific pre-established financial performance objectives (the "Performance Objectives") by the Company, based on objective business criteria that enhance value for the Company's stockholders. The Bonus Plan became effective as of February 1, 2002, and will remain in effect until January 31, 2007, or until such earlier time as it may be terminated under the terms of the Bonus Plan. The Bonus Plan is administered by the Committee which consists solely of two (2) or more directors who are considered "outside directors" for purposes of Section 162(m). The Bonus Plan year (the "Contract Year") commences on each February 1 and ends on January 31 of the following year, during the term of the Plan.

        Subject to Section 162(m), the Committee has full power to construe and interpret the Bonus Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Bonus Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Bonus Plan.

        For each Contract Year commencing on or after February 1, 2004, the Committee has the authority to terminate Mr. Giannalli's right to an Annual Bonus (as defined below) with respect to such Contract Year at any time on or prior to the first day of such Contract Year.

        The Board shall has the right to amend the Bonus Plan from time to time or to terminate the Bonus Plan.

Terms of Bonus Plan

        Pursuant to the Bonus Plan, as adopted and originally approved by the Board of Directors and the stockholders, Mr. Giannulli was to be entitled to the bonus ("Annual Bonus") calculated in accordance with pre-established performance standards determined by the Committee.

        On April 29, 2002, the Committee determined the performance objectives and objective bonus formulas with respect to each of the five Contract Years under the Bonus Plan commencing on February 1, 2002 and ending on January 31, 2007, which were also approved by the Company's stockholders on June 3, 2002 ("Target Bonus"). The Committee determined that Mr. Giannulli would be entitled to an Annual Bonus with respect to each Contract Year equal to twenty-nine percent (29%) of the excess (if any) of: (i) the royalties paid to the Company under Section 5.1 of the Target Agreement (described below) for such Contract Year, less (ii) $5,293,750. The initial term of the Target Agreement expires on January 31, 2004. If Target is current on its payment obligations under the Target Agreement, Target has the right to renew the Target Agreement, on the same terms and conditions, for additional terms of two years each.

        Section 5.1 of the Target Agreement provides that Target shall pay to the Company as a royalty, in each contract year under the Target Agreement, an amount equal to fifty-five percent (55%) of the greater of (a) the annual guaranteed minimum fee (equal to $5,293,750); or (b) the applicable percentage of Net Sales (as defined below) for such year based on the following schedule: (i) four percent (4%) of Net Sales on sales of certain identified merchandise (the "Exclusive Merchandise") for such year up to $100,000,000; (ii) two and one-quarter percent (2 1/4%) of Net Sales on sales of Exclusive Merchandise for such year greater than $100,000,000 up to $500,000,000; and (iii) one percent (1%) of Net Sales on sales of Exclusive Merchandise, for such year greater than $500,000,000. "Net Sales" means the sales price to customers on all sales of Exclusive Merchandise by Target (whether regular, markdown, clearance or otherwise), excluding sales tax and finance charges and, less any refunds and credits for returns actually given by Target to its customers.

        Annual Bonuses are paid to Mr. Giannulli in cash within 60 days following the end of the Contract Year with respect to which such Annual Bonus is earned.

Change In Employment Status

        If Mr. Giannalli's employment with the Company is terminated for any reason other than death or disability prior to the end of a Contract Year, Mr. Giannalli's rights to an Annual Bonus under the Plan with respect to such Contract Year and subsequent Contract Years will terminate. The Committee will determine whether all or a portion of Mr. Giannalli's Annual Bonus under the Plan for the Contract Year in which his death or disability occurs will be paid if Mr. Giannalli's employment has been terminated by reason of death or disability.

Amendment To Bonus Plan

        Effective May 15, 2002, the Committee approved an amendment to the Bonus Plan to provide that any Annual Bonus would only be payable to Mr. Giannulli at the discretion of the Committee. The actual amount of the Annual Bonus will be at the discretion of the Committee, but it may not exceed the amount, if any, of the Target Bonus as calculated in accordance with the above discussion. The Committee approved the amendment in order to give the Company additional flexibility in awarding an Annual Bonus to Mr. Giannalli based on the Company's overall performance taking into account not only the Target Agreement but, in addition, the Company's entire financial performance. Each fiscal quarter the Committee will decided what portion, if any, of the Annual Bonus will be payable to Mr. Giannulli for the respective quarter.

Stockholder Consent

        In accordance with Section 162(m), the amendment to the Bonus Plan is subject to approval by the stockholders of the Company. No Annual Bonus may be payable under the Bonus Plan prior to the approval of the amendment by the stockholders of the Company.

        The affirmative vote of two-thirds of the holders of a majority of shares of common stock of the Company is required for approval of the amendment to the Bonus Plan, which vote has been obtained by written consent dated September 30, 2002.

By order of the Board of Directors
October 7, 2002

Gia Castrogiovanni,
Secretary

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INFORMATION STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AMENDMENT TO THE MOSSIMO GIANNULLI BONUS PLAN